IDEX MUTUAL FUNDS

TO THE SHAREHOLDERS OF

IDEX NWQ VALUE EQUITY
IDEX PILGRIM BAXTER MID CAP GROWTH
IDEX PILGRIM BAXTER TECHNOLOGY


Section 270.30d-1 under the Investment Company Act of 1940, as amended, titled "Reports to Stockholders of Management
Companies," requires regulated investment companies to report on all subject matters put to the vote of shareholders and provide final results. Accordingly, IDEX Management, Inc. solicited a vote by the shareholders for:

IDEX NWQ VALUE EQUITY
Proposal 1:	Approval of a new Sub-Advisory Agreement
between IDEX Management, Inc. and NWQ Investment
Management Company, Inc., with respect to the Fund, took effect on December 15, 2000.

IDEX PILGRIM BAXTER MID CAP GROWTH
IDEX PILGRIM BAXTER TECHNOLOGY
Proposal 1:	Approval of a new Sub-Advisory Agreement
between IDEX Management, Inc. and Pilgrim Baxter &
Associates, Ltd., with respect to the Funds, took effect on December 15, 2000.

At a special meeting of shareholders held on December 15, 2000, the results of Proposal 1 for each Fund were as follows:

	FOR	AGAINST	ABSTAIN
IDEX NWQ Value Equity	94.3%	1.4%	4.3%
IDEX Pilgrim Baxter Mid Cap Growth	95.4%	0.9%	3.6%
IDEX Pilgrim Baxter Technology	97.7%	0.6%	1.7%